Exhibit 9

                         Opinion and Consent of Counsel
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                         OPINION AND CONSENT OF COUNSEL

Gentlemen:

            I have made such examination of the law and have examined such company records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below:

      1. AIG Life Insurance Company is a valid and existing stock life insurance company domiciled in the State of Delaware.

      2. Variable Account I is a separate investment account of AIG Life Insurance Company validly existing pursuant to the Delaware Insurance Laws and the Regulations thereunder.

      3. All of the prescribed corporate procedures for the issuance of the Group Immediate Single Premium Variable Annuity Contracts (the "Contracts") have been followed, and when such Contracts are issued in accordance with the Prospectuses contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

      4. Upon the acceptance of premiums made by Contract Owners pursuant to a Contract issued in accordance with the Prospectuses contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully-paid, nonassessable interest in such Contract.

      This opinion, or a copy thereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File No. 333-36260) for the Contracts to be issued by AIG Life Insurance Company and its separate account, Variable Account I.


                                              /s/ Kenneth D. Walma
                                              -----------------------------
                                              Kenneth D. Walma
                                              Vice President and General Counsel

Dated: November 8, 2000